Exhibit 10.1

August 10, 2020

Jerome Dvonch

Re:	Offer of Employment
Sonoma Pharmaceuticals, Inc.

Dear Jerry,

Sonoma Pharmaceuticals, Inc. (hereinafter the “Company”) is pleased to offer you the position of Chief Financial Officer reporting directly to Amy Trombly, Chief Executive Officer. The purpose of this letter is to outline the terms of our employment agreement. Your signature in the space provided at the end of this letter indicates that you accept our offer of employment on these terms.

Compensation: You will be paid an annual salary of $200,000.00 ($7692.31 bi-weekly). You are eligible for a bonus up to 50% of your annual salary, prorated the first year based on a fiscal year end of March 31 and dependent upon meeting specified performance goals. You will be eligible for equity grants within the normal employee equity programs.

This position is classified as full-time and exempt from overtime. Paydays are every other Friday. Your paycheck covers the two-week period prior to and through payday.

Vacation: You will be entitled to four (4) weeks of vacation accrual per year, pursuant to the Company’s vacation accrual policy, beginning on date of hire. You may take accrued vacation after accruing at least eight hours of vacation time.

Benefits: You will be eligible to participate in the Company’s medical, dental, vision and retirement (401K) plans. Health benefits begin the first of the month following date of hire. 401k eligibility is at time of hire. You must enroll or decline benefits within two weeks of hire. We may, in our discretion, cancel or modify any of our employee benefits plans, including those described above, at any time.

Employment Date: Your target start date is September 8, 2020 unless you can start sooner.

Employment At-Will: Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations or agreements or any other written or oral agreement which may have been made or which may be made to you are superseded by this offer.

Confidential and Proprietary Information: The Company expects that you work all your business hours exclusively for the Company, and that you will not directly or indirectly engage in any other employment, consulting or business activity elsewhere without prior written authorization from the Company. This policy is further detailed in the Confidential Information and Invention Assignment Agreement, a copy of which is attached for your signature. Among other prohibitions, you may not use the Company’s confidential information to benefit a prospective or subsequent employer. Furthermore, you may not use the Company’s confidential information to solicit or hire any employee, consultant, independent contractor, customer or supplier of the Company to change or terminate his, her or its relationship with the Company, or otherwise to become an employee, consultant, independent contractor of customer to, for, or of any other person or business entity.

645 Molly Lane, Suite 150 Woodstock GA 30189 Phone: +1 (707) 283-0550 Fax: +1 (707) 283-0551 sonomapharma.com NASDAQ: SNOA

1

The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties or previous employers in the course of performing their duties for the Company. This policy is set forth in a certain separate agreement entitled Confidential Information and Invention Assignment Agreement, a copy of which is attached for your signature. During your employment with the Company, you may not disclose to the Company or use, or induce the Company to use, any trade secrets or other proprietary information of others, including your prior employers. By accepting employment with the Company, you agree that you will not, in the performance of your duties at the company, utilize or disclose any proprietary information of former employers and that you will take with you no tangible items such as drawings or reports when you leave your current employer. In addition, you acknowledge that you are not restricted from entering into an employment relationship with the Company by virtue of any pre-existing agreement with another employer.

Indemnification. To the full extent allowed by law, the Company shall hold harmless and indemnify you, your executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by you (net of any related insurance proceeds or other amounts received by you or paid by or on behalf of the Company on your behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which you are, were or are threatened to be made a named defendant or respondent (a “Proceeding”), because of your employment by the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an “Affiliate Employee”) of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a “Company Affiliate”). You shall also be covered under all of the Company’s policies of liability insurance maintained for the benefit of its employees.

Voluntary Execution of Agreement. This offer letter sets forth the entire agreement between you and the Company concerning your employment and neither you nor the Company shall be bound by any condition or understanding with respect to your employment other than is expressly provided in this letter. This offer can only be amended in writing, signed by the Company and you. The Agreement is subject to Georgia law and is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

Your employment is contingent upon the following: (1) signing our Confidential Information and Invention Assignment Agreement and Arbitration Agreement, (2) providing the Company with legally required proof of identity and authorization to work in the United States, (3) the satisfactory results of your background and drug check, and (4) any and all other documents customarily executed at the time of starting employment.

We look forward to your leadership, knowledge and talent contributing to the success of the Company. Please indicate your acceptance of this offer by signing below at your earliest convenience, but no later than end of business day Thursday, August 13, 2020, at which time this offer will expire.

Sincerely,

/s/ Amy Trombly

Amy Trombly

CEO

Sonoma Pharmaceuticals, Inc.

Agreed and accepted:

/s/ Jerome Dvonch	Date: 08/10/2020
Jerome Dvonch

645 Molly Lane, Suite 150 Woodstock GA 30189 Phone: +1 (707) 283-0550 Fax: +1 (707) 283-0551 sonomapharma.com NASDAQ: SNOA

2